Exhibit 99.1

BED BATH & BEYOND INC. REPORTS NET EARNINGS

FOR FISCAL THIRD QUARTER

•                  Net Earnings for Quarter of $.34 per Diluted Share

•                  Quarterly Net Sales Decrease by 0.7%

•                  Quarterly Comparable Store Sales Decrease by 5.6%

•                  Estimates Earnings Per Diluted Share of $.40 to $.46 for Fourth Quarter Ending February 28, 2009

UNION, New Jersey, January 7, 2009 — Bed Bath & Beyond Inc. today reported net earnings of $.34 per diluted share ($87.7 million) in the fiscal third quarter ended November 29, 2008, compared with net earnings of $.52 per diluted share ($138.2 million) in the same quarter a year ago.  On December 2, 2008, the Company announced revised net earnings estimates of $.31 to $.35 per diluted share for the fiscal third quarter of 2008.  Net sales for the fiscal third quarter of 2008 were approximately $1.783 billion, a decrease of approximately 0.7% from net sales of approximately $1.795 billion reported in the fiscal third quarter of 2007.  Comparable store sales in the fiscal third quarter of 2008 decreased by approximately 5.6%, compared with an increase of approximately 0.8% in last year’s fiscal third quarter.

For the fiscal nine months ended November 29, 2008, the Company reported net earnings of $1.10 per diluted share ($283.7 million) compared with net earnings of $1.44 per diluted share ($389.9 million) in the corresponding period a year ago.  Net sales for the fiscal nine months of 2008 were approximately $5.285 billion, an increase of approximately 3.3% from net sales of approximately $5.116 billion in the corresponding period a year ago.  Comparable store sales for the fiscal nine months of 2008 decreased by approximately 1.7%, compared with an increase of approximately 1.5% in last year’s fiscal nine months.

Based on the current and prospective macroeconomic and retail environments,  the Company now estimates it will earn approximately $.40 to $.46 per diluted share for the fiscal fourth quarter of 2008, ending February 28, 2009.  This is based, in part, upon a modeled mid-single digit percentage decrease in its comparable store sales percentage.  This brings the Company’s full year net earnings estimate to be approximately $1.50 to $1.56 per diluted share.

As of November 29, 2008, the Company had a total of 1,021 stores, including 921 Bed Bath & Beyond stores (18 of which were opened during the fiscal third quarter, including a third store in Canada) in 49 states, the District of Columbia, Puerto Rico and Canada, 48 Christmas Tree Shops stores (7 of which were opened during the fiscal third quarter), 11 buybuy BABY stores, and 41 stores under the names of Harmon or Harmon Face Values. Consolidated store space as of November 29, 2008 was approximately 31.6 million square feet. Since the beginning of the fiscal fourth quarter on November 30, 2008, one additional Bed Bath & Beyond store in Canada, one additional Christmas Tree Shops store and one additional buybuy BABY store have been opened.  In addition, the Company is in a joint venture which operates 2 stores in Mexico under the name “Home & More.”

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Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a chain of retail stores, operating under the names of Bed Bath & Beyond, Christmas Tree Shops, Harmon, Harmon Face Values and buybuy BABY.  Through a joint venture, the Company also operates retail stores in Mexico under the name “Home & More.”  The Company sells a wide assortment of merchandise principally including domestics merchandise and home furnishings as well as food, giftware, health and beauty care items and infant and toddler merchandise.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, estimate, assume, continue, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control. Such factors include, without limitation: general economic conditions including the housing market, fuel costs, and a declining overall macroeconomic environment; changes in the retailing environment and consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs to support the Company’s expansion program; the impact of failed auctions for auction rate securities held by the Company; and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including the outcome of the informal inquiry commenced by the SEC, the possibility that the SEC may not agree with all of the special committee’s findings and recommendations and may require additional or different remediation, any other proceedings which may be brought against the Company by the SEC or other governmental agencies, any tax implications relating to the Company’s stock option grants, the outcome of a shareholder derivative action filed against certain of the Company’s officers and directors and related matters, and the possibility of other private litigation relating to such stock option grants and related matters.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS:

Kenneth C. Frankel	(908) 855-4554
Lisa S. Kaplowitz	(908) 855-4083

(Tables Follow)

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	November 29,	December 1,	November 29,	December 1,
	2008	2007	2008	2007

Net sales	$1,782,683	$1,794,747	$5,285,066	$5,115,756

Cost of sales	1,089,826	1,046,881	3,196,888	2,989,623

Gross profit	692,857	747,866	2,088,178	2,126,133

Selling, general and administrative expenses	556,483	544,714	1,645,564	1,547,553

Operating profit	136,374	203,152	442,614	578,580

Interest income	1,396	4,968	8,872	21,575

Earnings before provision for income taxes	137,770	208,120	451,486	600,155

Provision for income taxes	50,070	69,888	167,741	210,268

Net earnings	$87,700	$138,232	$283,745	$389,887

Net earnings per share - Basic	$0.34	$0.53	$1.11	$1.46
Net earnings per share - Diluted	$0.34	$0.52	$1.10	$1.44

Weighted average shares outstanding - Basic	256,150	261,588	256,503	267,074
Weighted average shares outstanding - Diluted	258,174	265,006	258,805	270,929

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, unaudited)

	November 29,	December 1,
	2008	2007
Assets

Current assets:
Cash and cash equivalents	$233,356	$190,433
Short term investment securities	4,000	186,797
Merchandise inventories	1,920,481	1,797,784
Other current assets	332,321	314,800

Total current assets	2,490,158	2,489,814

Long term investment securities	230,910	128
Property and equipment, net	1,134,802	1,064,081
Other assets	339,520	309,869

	$4,195,390	$3,863,892

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$613,217	$680,716
Accrued expenses and other current liabilities	267,882	263,231
Merchandise credit and gift card liabilities	165,837	156,789
Current income taxes payable	7,753	15,668

Total current liabilities	1,054,689	1,116,404

Deferred rent and other liabilities	206,465	187,588
Income taxes payable	80,637	86,365

Total liabilities	1,341,791	1,390,357

Total shareholders’ equity	2,853,599	2,473,535

	$4,195,390	$3,863,892

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Nine Months Ended
	November 29,	December 1,
	2008	2007
Cash Flows from Operating Activities:

Net earnings	$283,745	$389,887
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	130,744	116,284
Amortization of bond premium	—	1,446
Stock-based compensation	32,352	31,233
Tax benefit from stock-based compensation	(890)	1,363
Deferred income taxes	(23,709)	(6,936)
Other	311	—
(Increase) decrease in assets, net of effect of acquisition:
Merchandise inventories	(303,500)	(277,476)
Trading investment securities	(62)	(2,705)
Other current assets	(69,322)	(85,067)
Other assets	(869)	435
Increase (decrease) in liabilities, net of effect of acquisition:
Accounts payable	62,914	76,197
Accrued expenses and other current liabilities	7,462	26,301
Merchandise credit and gift card liabilities	(5,415)	9,512
Income taxes payable	(20,208)	(61,384)
Deferred rent and other liabilities	13,476	20,847

Net cash provided by operating activities	107,029	239,937

Cash Flows from Investing Activities:

Redemption of held-to-maturity investment securities	—	366,232
Purchase of available-for-sale investment securities	—	(841,805)
Redemption of available-for-sale investment securities	95,250	1,167,480
Capital expenditures	(162,986)	(257,054)
Investment in unconsolidated joint venture, including fees	(4,782)	—
Payment for acquisition, net of cash acquired	—	(85,893)

Net cash (used in) provided by investing activities	(72,518)	348,960

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	16,172	15,741
Excess tax benefit from stock-based compensation	3,622	4,109
Repurchase of common stock, including fees	(45,033)	(631,695)

Net cash used in financing activities	(25,239)	(611,845)

Net increase (decrease) in cash and cash equivalents	9,272	(22,948)

Cash and cash equivalents:
Beginning of period	224,084	213,381
End of period	$233,356	$190,433